EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of MBT Financial Corp. (the "Company") on Form S-3, to be filed on or about July 28, 2017, of our report dated March 10, 2017, relating to the consolidated financial statements of MBT Financial Corp. (the "Company") and Management’s report on the effectiveness of internal control over financial reporting, which reports are included in the Company's Annual Report on Form 10-K for the year ended December 31, 2016. We also consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-3.

/s/ Plante & Moran, PLLC

Auburn Hills, Michigan

July 27, 2017